Exhibit 99.1

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$67,788	$65,622
Restricted cash	2,877	3,975
Accounts receivable, net of allowance for doubtful accounts of $3,611 and $4,372 at March 31, 2021 and December 31, 2020, respectively	1,343	1,636
Property held for lease, net of accumulated depreciation and impairment	67,590	66,737
Prepaid expenses and other current assets	3,273	1,248
Total current assets	142,871	139,218
Property and equipment, net	403	330
Security deposits	91	91
Capitalized software and intangible assets, net	336	188
Total assets	$143,701	$139,827
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$2,202	$1,688
Accrued liabilities	12,173	12,967
Unearned revenue	3,032	2,652
Total current liabilities	17,407	17,307
Revolving line of credit	68,400	74,316
Long term debt	37,487	36,413
Other liabilities	13,102	12,740
Total liabilities	136,396	140,776
COMMITMENTS AND CONTINGENCIES (Note 16)
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock (Series C), $.001 par value-- 95,415,981 shares authorized; 68,589,913 shares issued and outstanding at March 31, 2021 and December 31, 2020	49,894	49,894
STOCKHOLDERS' DEFICIT
Common stock, $.001 par value-- 120,000,000 shares authorized; 9,781,884 and 9,524,440 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	10	10
Additional paid-in capital	7,360	7,196
Accumulated deficit	(49,959)	(58,049)
Total stockholders' deficit	(42,589)	(50,843)
Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$143,701	$139,827

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

(amounts in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenue
Rental revenue	$80,625	$42,578
Other revenue	10	264
Service fees	-	46
Total revenue	80,635	42,888
Cost of revenue	52,882	27,333
Gross profit	27,753	15,555
Operating expenses:
Servicing costs	1,138	980
Underwriting fees	467	479
Professional and consulting fees	1,534	222
Technology and data analytics	1,715	1,828
Bad debt expense	4,887	3,388
General and administrative	3,599	1,924
Total operating expenses	13,340	8,821
Income from operations	14,413	6,734
Interest expense and other fees	(4,140)	(2,985)
Change in fair value of warrant liability	(358)	-
Income before provision for income taxes	9,915	3,749
Provision for income taxes	(1,825)	(79)
Net income and comprehensive income	$8,090	$3,670
Net income and comprehensive income available to common shareholders	$695	$293
Net income per share:
Basic	$0.07	$0.03
Diluted	$0.02	$0.01
Weighted average shares used in computing net income per share:
Basic	9,650,717	8,686,478
Diluted	30,414,536	23,867,235

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED)

(amounts in thousands, except share amounts)

	Redeemable Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2019	68,589,913	$49,894	8,686,478	$9	$6,733	$(80,580)	$(73,838)
Stock-based compensation expense	-	-	-	-	77	-	77
Net income	-	-	-	-	-	3,670	3,670
Balances at March 31, 2020	68,589,913	$49,894	8,686,478	$9	$6,810	$(76,910)	$(70,091)

Balances at December 31, 2020	68,589,913	$49,894	9,524,440	$10	$7,196	$(58,049)	$(50,843)
Stock options exercised	-	-	257,444	-	84	-	84
Stock-based compensation expense	-	-	-	-	80	-	80
Stock warrant exercise	-	-	-	-	-	-	-
Net income	-	-	-	-	-	8,090	8,090
Balances at March 31, 2021	68,589,913	$49,894	9,781,884	$10	$7,360	$(49,959)	$(42,589)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(amounts in thousands)

	Three months ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$8,090	$3,670
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	36,062	18,048
Net book value of property buyouts	10,586	5,157
Change in fair value of warrant liability	358	-
Impairment expense	3,800	2,704
Bad debt expense	4,887	3,388
Stock-based compensation	80	77
Amortization of debt discount	697	86
Amortization of debt issuance costs	89	43
Other	376	-
Change in operating assets and liabilities:
Accounts receivable	(4,594)	(3,373)
Net purchase of property held for lease	(51,253)	(30,336)
Prepaid expenses and other current assets	(2,025)	(147)
Accounts payable	518	553
Accrued liabilities	(794)	(1,172)
Unearned revenues	380	214
Net cash provided by (used in) operating activities	7,257	(1,088)
Cash flows from investing activities:
Purchases of property and equipment	(102)	(48)
Additions to capitalized software	(166)	(70)
Net cash used in investing activities	(268)	(118)
Cash flows from financing activities:
Proceeds from revolving line of credit	542	6,480
Proceeds from exercise of stock options	84	-
Principal repayments of revolving line of credit	(6,547)	(1,249)
Net cash (used in) provided by financing activities	(5,921)	5,231
Net increase in cash and restricted cash	1,068	4,025
Cash and restricted cash at beginning of period	69,597	12,246
Cash and restricted cash at end of period	$70,665	$16,271

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,949	$2,073
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Katapult Holdings, Inc. (“Katapult” or the “Company”), formerly known as Cognical Holdings, Inc., is an e-commerce focused financial technology company offering e-commerce point-of-sale (“POS”) lease-purchase options for nonprime US consumers. Katapult’s fully-digital technology platform provides nonprime US consumers with a flexible lease purchase option to enable them to obtain durable goods from Katapult’s network of e-commerce merchants. The Company’s end-to-end technology platform provides seamless integration with merchants.

The unaudited condensed consolidated financial statements include the accounts of Katapult and its wholly owned subsidiaries which are Katapult Group, Inc. (formerly known as Cognical, Inc.), Katapult SPV-1 LLC, Cognical SPV-3 LLC, and Cognical SPV-4 LLC. Cognical SPV-3 LLC originated all of the Company’s lease agreements with its customers and owned all of the leased property through April 2019. Katapult SPV-1 LLC originated all of the Company’s lease agreements thereafter. Cognical SPV-4 LLC has halted the origination of new leases on behalf of a third-party merchant, however the Company serviced activity from existing leases of Cognical SPV-4 LLC through November 2020. Cognical SPV-3 LLC and Cognical SPV-4 LLC were liquidated in December 2020.

The Company was headquartered in New York, New York through December 31, 2020. During the first quarter of 2021, the Company changed its headquarters to Plano, Texas. Katapult was incorporated in Delaware in 2016. Katapult Group, Inc. was incorporated in the state of Delaware in 2012. Cognical SPV-3 LLC, Cognical SPV-4 LLC, and Katapult SPV-1 LLC are all Delaware limited liability companies formed in Delaware in 2016, 2017, and 2019, respectively. In February 2020, Cognical Holdings, Inc. officially changed its name to Katapult Holdings, Inc. Additionally, in February 2020, Cognical, Inc. officially changed its name to Katapult Group, Inc.

Basis of Presentation—The unaudited condensed consolidated financial statements (“consolidated financial statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim reporting. The consolidated financial statements include the accounts of Katapult Holdings, Inc. and its wholly owned subsidiaries. As permitted for interim reporting, certain footnotes or other financial information that are normally required by US GAAP may be condensed or omitted, unless otherwise required by US GAAP or SEC rules and regulations. These consolidated financial statements were prepared on the same basis as the Company’s annual consolidated financial statements. In the opinion of management, all adjustments, of a normal recurring nature, considered necessary for a fair presentation have been included in these consolidated financial statements. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other interim period or future year. The condensed consolidated balance sheet as of December 31, 2020 was derived from the audited annual consolidated financial statements as of that date.

All intercompany balances and transactions have been eliminated in consolidation.

Risks and Uncertainties—The Company is subject to a number of risks including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

Impact of COVID-19—On March 11, 2020, the World Health Organization declared the recent novel coronavirus (“COVID-19”) outbreak a pandemic. In response to the outbreak, many jurisdictions, including those in which we have locations, have implemented measures to combat the outbreak, such as travel restrictions and shelter in place orders. To date, the impact of the COVID-19 pandemic has not had a negative impact on the Company’s results or future forecasts, and has not resulted in any negative impact to the Company’s liquidity, cash flows, or carrying values of assets. In the preparation of these consolidated financial statements and related disclosures, management has assessed the impact of COVID-19 on its results, estimates, assumptions, forecasts, and accounting policies and made additional disclosures, as necessary.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary suspension of certain payment requirements for the employer portion of Social Security taxes and the creation of certain refundable employee retention credits. These provisions of the CARES Act did not have a significant impact on the Company’s consolidated financial statements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting period. The most significant estimates relate to the allowance for doubtful accounts, the selection of useful lives of property and equipment, the selection of useful lives for property held for lease and the related depreciation method, intangible assets and associated useful lives, determination of fair value of the Company’s common stock and redeemable convertible preferred stock, determination of fair value of stock option grants, and the fair value of the common stock warrants, and the valuation allowance associated with deferred tax assets. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates.

Segment Information—Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Accordingly, the Company has one operating segment, and therefore, one reportable segment.

Cash—As of March 31, 2021 and December 31, 2020, cash consists primarily of checking and savings deposits. The Company does not hold any cash equivalents, which would consist of highly liquid investments with original maturities of three months or less at the time of purchase.

Restricted Cash—The Company classifies all cash whose use is limited by contractual provisions as restricted cash. Restricted cash as of March 31, 2021 and December 31, 2020 consists primarily of cash advanced from the lines of credit in Katapult SPV-1 LLC, which were established pursuant to various agreements for the purpose of funding and servicing originated leases. All of the Company’s restricted cash is classified as current due to its short-term nature.

The reconciliation of cash and restricted cash is as follows:

	March 31, 2021	December 31, 2020
Cash	$67,788	$65,622
Restricted cash	2,877	3,975
Total cash and restricted cash	$70,665	$69,597

Accounts Receivable, Net of Allowance for Doubtful Accounts—Accounts receivable are recorded net of allowances for doubtful accounts. Accounts receivable consist primarily of lease receivables due from customers incurred during the normal course of business for lease payments earned not yet received from the customer. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance for doubtful accounts or if any accounts should be written off based on past history of write-offs, collections, and current credit conditions. The Company maintains an allowance for doubtful accounts to provide for uncollected amounts based on historical collection experience and an analysis of the aging of receivables per the following categories: 1-30 days, 31-60 days, 61-90 days. This analysis results in the determination of loss rate percentages that are applied to outstanding receivables in each of these categories as of period end. The Company writes off accounts receivables that are over 90 days contractually past due. Bad debt expense is classified in operating expenses within the consolidated statements of operations and comprehensive loss. The Company does not require any security or collateral to support its receivables.

A rollforward of the allowance for doubtful accounts is as follows:

	Balance at beginning of period	Charged to cost and expenses, net of recoveries	Write-offs	Balance at end of period
Three months ended March 31, 2020	$1,855	$3,388	$(2,566)	$2,677
Three months ended March 31, 2021	$4,372	$4,887	$(5,648)	$3,611

Property Held for Lease, Net—Property held for lease consists of furniture, consumer electronics, appliances, and other durable goods offered for lease-purchase in the normal course of business. Such property is provided to consumers pursuant to a lease purchase agreement with a minimum term; typically one week, two weeks, or one month. The contemplated length of the agreement is typically 12 or 18 months. Consumers may terminate a lease purchase agreement at any time without penalty. The average consumer continues to lease the property for 7 months because the consumer either exercises the buyout (early purchase) options or terminates the lease purchase agreement prior to the end of the 12 or 18 month lease term. As a result, property held for lease is classified as a current asset on the consolidated balance sheets.

Property held for lease is carried at net book value. Depreciation for property held for lease is determined using the income forecasting method and is included within cost of revenue. Under the income forecasting method, property held for lease is depreciated in the proportion of rents received to total expected rents received based on historical data, which is an activity-based method similar to the units of production method. The Company provides for impairment for the undepreciated balance of the property held for lease assuming no salvage value with a corresponding charge to cost of revenue. Impairment expense includes expense related to property identified as impaired based on historical data, including default trends, such that the recorded amount closely approximates actual impairment expense incurred during the period. The Company derecognizes the undepreciated net book value of property buyouts as buyouts occur with a corresponding charge to cost of revenue. The Company periodically evaluates fully depreciated property held for lease, net. When it is determined there is no future economic benefit, the cost of the assets are written off and the related accumulated depreciation reversed.

Property and Equipment, Net—Property and equipment other than property held for lease are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method and are recorded in general and administrative expense over the estimated useful lives of the assets. The estimated useful lives of property and equipment are described below:

Property and Equipment	Useful Life
Computer, office and other equipment	5 years
Computer software	3 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Capitalized Software—Starting January 1, 2020, the Company began capitalizing certain development costs incurred in connection with its internal use software. Costs incurred in the preliminary stages of development are expensed as incurred. Capitalization of costs begins when the preliminary project stage is completed, and it is probable that the project will be completed and used for its intended function. Once a project has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific software upgrades and enhancements when it is probable the expenditures will result in additional software features and functionality. Maintenance costs are expensed as incurred. Internal use software is amortized on a straight-line basis over its estimated useful life, generally three years. Capitalized software cost is included within the Capitalized software and intangible assets, net line item of the consolidated balance sheets.

Debt Issuance Costs—Costs incurred in connection with the issuance of the Company’s line of credit and long-term debt have been recorded as a direct reduction against the debt and amortized over the life of the associated debt as a component of interest expense. The amortization of the long-term debt issuance costs utilizes the effective interest method, and the amortization of the line of credit debt issuance costs utilizes the straight-line method, which is not materially different compared to the effective interest method.

Impairment of Long-Lived Assets—The Company assesses long-lived assets for impairment in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment. Long-lived assets, such as intangible assets and property and equipment, are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment charges have been recorded during the three months ended March 31, 2021 and 2020.

Classification of Redeemable Convertible Preferred Stock—The Company has applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified the Series A, A-1, A-2, B, B-1, B-2, and C redeemable convertible preferred stock as temporary equity. The redeemable convertible preferred stock was recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock would have become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares will be distributed in accordance with the liquidation preferences set forth in the Company’s certificate of incorporation, as amended and restated.

Rental Revenue—Property held for lease is leased to customers pursuant to lease purchase agreements with a minimum term: typically one week, two weeks, or one month, with non-refundable lease payments. Generally, the customer has the right to acquire title to the property either through a 90-day promotional pricing option, an early purchase option (buyout), or through payments of all required lease payments, generally 12 or 18 months. On any current lease, customers have the option to terminate the agreement at any time without penalty in accordance with lease terms. Accordingly, lease purchase agreements are accounted for as operating leases with lease revenues recognized in the month they are earned. Amounts received from customers who elect early purchase options (buyouts) are included in rental revenue. Lease payments received prior to their due dates are deferred and recorded as unearned revenue and are recognized as rental revenue in the month in which the revenue is earned. Rental revenue also includes agreed-upon charges assessed to customer lease applications. Payments are received upon submission of the applications and execution of the lease purchase agreements. Services are considered to be rendered and revenue earned over the initial lease term. The Company also may assess fees for missed or late payments, which are recognized as revenue in the billing period in which they are assessed if collectability is reasonably assured. Revenues from leases and sales are reported net of sales taxes.

Other Revenue— Other revenue consists of sub-lease revenue, revenue from merchant partnerships, and infrequent sales of property formerly on lease when customers terminate a lease and elect to return the property to the Company rather than the Company’s retail partners.

Service Fees—Cognical SPV-4 LLC originated on behalf of a third-party merchant and the Company services these leases for a contractually determined fee. Service fees are earned based upon application and origination volume, as well as rendering collection services over the life of the lease. These fees are accrued for in the month the services are rendered and are included in service fees if collectability is reasonably assured. This revenue is recognized at a point in time, which is the date the service is performed. Cost of acquisition is 1.5% of the leased good, payable to a third party. This cost is accounted for in general and administrative expense.

Stock-Based Compensation—The Company measures and records compensation expense related to stock-based awards based on the fair value of those awards as determined on the date of the grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the estimated fair value of stock option awards. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. Forfeitures are accounted for as they are incurred.

The Company calculates the fair value of stock options granted to employees by using the following assumptions:

Expected Volatility—The Company estimates volatility for stock option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the stock option grant for a term that is approximately equal to the stock options’ expected term.

Expected Term—The expected term of the Company’s stock options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the stock options’ expected term at the grant date.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Income Taxes—The Company accounts for income taxes under the asset and liability method pursuant to ASC 740, Income Taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on all available positive and negative evidence. As of March 31, 2021 and December 31, 2020, the Company continues to maintain a full valuation allowance against its deferred tax assets.

The Company recognizes a tax benefit only if it is more likely than not the tax position will be sustained on examination by the local taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit greater than 50% likelihood of being realized upon settlement with the related tax authority. The changes in recognition or measurement are reflected in the period in which the change in judgment occurs. As of March 31, 2021 and December 31, 2020, the Company has not identified any uncertain tax positions.

The Company records interest and penalties related to unrecognized tax benefits in the provision for income taxes.

Net Income Per Share–The Company calculated basic and diluted net income per share attributable to common stockholders using the two-class method required for companies with participating securities. The Company considers the Series C redeemable convertible preferred stock to be a participating security as the holders are entitled to receive non-cumulative dividends on a pari passu basis in the event that a dividend is paid on common stock, in addition to an 8% dividend per annum prior to any dividend distributions to common stockholders.

Under the two-class method, basic net income per share available to common shareholders was calculated by dividing the net income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net income per share available to common shareholders was computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. In periods in which the Company reports a net loss available to common shareholders, diluted net loss per share available to common shareholders would be the same as basic net loss per share available to common shareholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Fair Value Measurements—Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3—Inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The Company’s financial instruments consist of its warrant liability, non-revolving line of credit, revolving line of credit, and long-term debt. The consolidated financial statements also include fair value level 3 measurements of additional paid-in capital for stock warrants. Refer to Note 10 for further discussion of stock warrants.

The estimated fair value of the Company’s revolving line of credit and long-term debt, which are measured on a non-recurring basis, were as follows:

	March 31, 2021			December 31, 2020
	Principal amount	Carrying amount	Fair value	Principal amount	Carrying amount	Fair value
Revolving line of credit	69,387	68,400	76,794	75,393	74,316	83,014
Long term debt	50,494	37,487	56,215	50,117	36,413	55,378
	119,881	105,887	133,009	125,510	110,729	138,392

The estimated fair values of the Company’s revolving line of credit, and long-term debt were determined using Level 2 inputs based on an estimated credit rating for the Company and the trading value of debt for similar debt instruments with similar credit ratings.

There were no assets measured at fair value on a recurring basis as of March 31, 2021 or December 31, 2020. Liabilities measured at fair value on a recurring basis and in included in Other Liabilities were as follows:

	March 31, 2021
	Fair Value Measurements Using
	Total	Level 1	Level 2	Level 3
Liabilities:
Term Loan Warrant	$13,102	$-	$-	$13,102
Total Liabilities	$13,102	$-	$-	$13,102

	December 31, 2020
	Fair Value Measurements Using
	Total	Level 1	Level 2	Level 3
Liabilities:
Term Loan Warrant	$12,744	$-	$-	$12,744
Total Liabilities	$12,744	$-	$-	$12,744

Term Loan Warrants

Term Loan Warrants classified as Level 3 liabilities are valued using the probability weighted average of their value if a special purpose acquisition company (“SPAC”) transaction occurs and their value if a SPAC transaction does not occur. The value under the SPAC transaction scenario utilized the current value method, which estimates the total equity value of the Company. The value under the no-SPAC scenario was calculated using the Black-Scholes model.

During the three months ended March 31, 2021 and 2020, there were no transfers between Level 1 and Level 2, nor into and out of Level 3.

The following table summarizes the activity for the Company’s Level 3 liabilities measured at fair value on a recurring basis:

Term Loan Warrant
Balance as of December 31, 2020	$12,744
Changes in fair value	358
Balance as of March 31, 2021	$13,102

Beneficial Conversion Features—The Company evaluates embedded conversion features within convertible promissory notes under ASC 815, Derivatives and Hedging, to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in income (loss). If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20, Debt with Conversion and Other Options, for consideration of any beneficial conversion feature. As of March 31, 2021 and December 31, 2020, there are no embedded derivatives requiring bifurcation or beneficial conversion features other than the contingent beneficial conversion feature related to Series C redeemable convertible preferred stock.

Upon issuance of the Series C redeemable convertible preferred stock, the Company determined that the down round financing triggered a contingent beneficial conversion feature for certain previously issued share classes. In accordance with ASC 470-20, the Company recorded a contingent beneficial conversion feature within additional paid-in-capital. Given that the Series C redeemable convertible preferred shares were readily convertible at the discretion of the investors, the Company immediately amortized the beneficial conversion feature through retained deficit.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.

Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance at each balance sheet date. During the three months ended March 31, 2021 and 2020, the Company did not have any customers that accounted for 10% or more of total revenue. As of March 31, 2021 and December 31, 2020, the Company also did not have any customers that accounted for 10% or more of outstanding gross accounts receivable.

Recently Adopted Accounting Pronouncements—In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended (“ASU 2014-09”). ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers in an amount that reflects the expected consideration received in exchange for those goods or services. ASU 2014-09 requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company adopted the new standard on January 1, 2020. The adoption of ASU 2014-09 did not have a material impact on the consolidated financial statements as the majority of the Company’s revenue generating activities are leasing arrangements, which are outside the scope of this guidance.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which eliminates, adds and modifies certain fair value measurement disclosure requirements of Accounting Standards Codification 820, Fair Value Measurement. On January 1, 2020, the Company adopted ASU 2018-13, which did not impact the consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides temporary optional expedients and exceptions to the GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. This ASU is effective for all entities beginning as of its date of effectiveness, March 12, 2020. The guidance is temporary and can be applied through December 31, 2022. This ASU did not have a material impact on our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of ASC 740, Income Taxes. The amendments also improve consistent application of and simplify GAAP for other areas of ASC 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and early adoption is permitted. Depending on the amendment, adoption may be applied on a retrospective, modified retrospective, or prospective basis. The Company adopted this standard on January 1, 2021, and the adoption did not have a material impact on the consolidated financial statements and related disclosures.

Recent Accounting Pronouncements Not Yet Adopted— In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), as amended (“ASU 2016-02”). Under ASU 2016-02, lessees will be required to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease measured on a discounted basis, and a right-to-use asset, which is an asset that represents the lessee’s right to control the use of an identified asset for the lease term, at the commencement date for all leases with a term greater than one year. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) – Effective Dates for Certain Entities (“ASU 2020-05”), which defers the effective date of ASU 2016-02 for private entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company will defer the adoption of ASU 2016-02 pursuant to ASU 2020-05 and plans to adopt the new standard on January 1, 2022, unless a change in filer status requires earlier adoption. The Company is evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The main objective of the update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by companies at each reporting date. For trade and other receivables, held to maturity debt securities and other instruments, companies will be required to use a new forward-looking "expected losses" model that generally will result in the recognition of allowances for losses earlier than under current accounting guidance. Further, the FASB issued ASU 2019-04, ASU 2019-05 and ASU 2019-11 to provide additional guidance on the credit losses standard. The standard will be adopted using the modified retrospective approach. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2022, with early adoption permitted, unless a change in filer status requires earlier adoption. The Company is evaluating the potential impact of adopting ASU 2016-13 on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing certain separation models for convertible instruments. ASU 2020-06 also modifies the guidance on diluted earnings per share calculations. The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

3.	PROPERTY HELD FOR LEASE, NET

Property held for lease, net consists of the following:

	March 31, 2021	December 31, 2020
Property held for lease	$210,666	$213,838
Less: accumulated depreciation	(143,076)	(147,101)
Property held for lease, net	$67,590	$66,737

Net book value of property buyouts for the three months ended March 31, 2021 and 2020 was $10,586 and $5,157 respectively. These amounts are derecognized from the gross property held for lease balance as buyouts occur.

Total impairment charges related to property held for lease, net for the three months ended March 31, 2021 and 2020 were $3,800 and $2,704, respectively.

Total depreciation expense related to property held for lease, net for the three months ended March 31, 2021 and 2020 was $36,014 and 18,028, respectively.

All property held for lease, net is on-lease as of March 31, 2021 and December 31, 2020.

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	March 31, 2021	December 31, 2020
Computer, office and other equipment	$440	$407
Computer software	80	80
Furniture and fixtures	64	64
Leasehold improvements	213	142
	797	693
Less: accumulated depreciation	(394)	(363)
Property and equipment, net	$403	$330

Total depreciation expense related to property and equipment, net was $30 and $17 for the three months ended March 31, 2021 and 2020, respectively. The Company has not acquired any property and equipment under capital leases.

5.	CAPITALIZED SOFTWARE AND INTANGIBLE ASSETS, NET

Capitalized software and intangible assets, net consist of the following:

	March 31, 2021	December 31, 2020
Capitalized software	$368	$202
Domain name	16	16
	384	218
Less: accumulated amortization	(48)	(30)
Capitalized software and intangible assets, net	$336	$188

Total amortization expense for capitalized software and intangible assets was $18 and $2 for the three months ended March 31, 2021 and 2020, respectively.

The following table summarizes estimated future amortization expense of capitalized software and intangible assets, net for the years ending December 31:

2021 (remaining 9 months)	$65
2022	86
2023	56
2024	4
2025	-
Thereafter	-
$211

As of March 31, 2021, $125 of capitalized software was not yet placed in service.

6.	OTHER ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	March 31, 2021	December 31, 2020
Bonus accrual	$1,200	$600
Sales tax payable	5,275	5,065
Unfunded lease payable	2,214	5,045
Interest payable	32	66
Other accrued liabilities	3,452	2,191
Total accrued liabilities	$12,173	$12,967

7.	LINES OF CREDIT

During 2019, the Company refinanced the first revolving line of credit facility which resulted in an initial commitment amount of $50,000, with the lender having the right to increase to a maximum of $150,000 commitment over time. This first revolving line of credit facility is subject to certain covenants and originally had an 85% advance rate on eligible accounts receivable, which was increased to 90% in March 2020. As of March 31, 2021, the total outstanding principal on this facility was $69,387 less issuance costs of $987, netting to a total of $68,400. As of December 31, 2020, the total outstanding on this facility was $75,393 less issuance costs of $1,077, netting to a total of $74,316. The issuance costs are amortized over the life of the facility through interest expense. The annual interest rate on the principal was the one-month LIBOR Rate plus 11% per annum through July 2020. Beginning in August 2020, the interest rate stepped down to one-month LIBOR plus 7.5% per annum. There is a 2% floor on the LIBOR Rate. On September 28, 2020, the lender increased the maximum commitment from $50,000 to $125,000. On December 4, 2020, the Company entered into the ninth amendment to its first revolving line of credit facility. This amendment provided the lenders with the right to increase the revolving commitment amount from $125,000 to $250,000. This right has not yet been exercised by the lender as of the date these consolidated financial statements were issued.

This facility is also subject to certain debt covenants as set forth in the loan agreement, which consists of maintaining lease performance metrics, financial ratios related to operating results, and lease delinquency ratios and is secured by all assets of the Company. The outstanding line of credit, including unpaid principal and interest, is due May 14, 2023 unless there is an earlier event of default such as bankruptcy, default on interest payments, or a change of control (excluding an acquisition by a SPAC), at which point the facility may become due earlier.

As of March 31, 2021 and December 31, 2020, the Company was in compliance with the covenants set forth in the above agreements.

8.	LONG TERM DEBT

The ninth amendment to the first revolving line of credit facility provided the Company with a senior secured term loan facility commitment of up to $50,000. The Company drew down the full $50,000 of this term loan on December 4, 2020. The interest rate on the term loan is one-month LIBOR plus 8% per annum, and there is a 1% floor on the LIBOR Rate. An additional 3% interest per annum will accrue to the principal balance as paid-in-kind (“PIK”) interest. The term loan maturity date is December 4, 2023.

9.	STOCK-BASED COMPENSATION

On June 5, 2014, the Company’s board of directors approved the Cognical Holdings, Inc. 2014 Stock Incentive Plan, (the “2014 Plan”), which was concurrently approved by the Company’s stockholders.

In accordance with the 2014 Plan, the board of directors may authorize the issuance of stock options to officers, employees, directors and consultants to purchase common stock. There were no stock options granted to nonemployees during the three months ended March 31, 2021 and 2020. The 2014 Plan has specific vesting for each stock option grant allowing vesting of the options over one to four years depending upon grantee. Total cumulative common shares of 11,140,975 and 11,398,419 may be granted as of March 31, 2021 and December 31, 2020, respectively, and must be exercised within ten years after grant. At March 31, 2021 and December 31, 2020, there were 10,921,537 and 11,180,731 stock options outstanding, respectively, and 219,438 and 217,688 common shares available for issuance by the Company, respectively, under the 2014 Plan.

A summary of the status of the stock options as of March 31, 2021, and changes during the three months March 31, 2021 ended is presented below:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance - December 31, 2020	11,180,731	$0.27	8.22	82,013
Granted	-
Exercised	(257,444)	0.33
Forfeited	(1,750)	0.17
Balance - March 31, 2021	10,921,537	$0.27	8.05	80,124
Exercisable - March 31, 2021	7,087,330	$0.29	7.91	51,907
Unvested - March 31, 2021	3,834,207	$0.25	8.31	28,217

There were no options granted during the three months ended March 31, 2021 or 2020. The total intrinsic value of stock options exercised during the three months ended March 31, 2021 was $1,875. No stock options were exercised during the three months ended March 31, 2020.

As of March 31, 2021, total compensation cost not yet recognized related to unvested stock options was $404, which is expected to be recognized over a period of 1.4 years.

Stock-Based Compensation Expense—Stock-based compensation expense was $80 and $77 for the three months ended March 31, 2021 and 2020, respectively. Stock-based compensation expense is included in general and administrative expense.

On August 26, 2020, the Company granted a total of 19,000,000 restricted shares of the Company’s common stock to certain employees (the “Award Shares”). The Award Shares vest only upon a Liquidation Event, which is defined as any liquidation, dissolution, or winding up of the Company, including a consolidation, stock exchange, or merger with another Company. The number of Award Shares that will be forfeited or will vest will depend upon the achieved liquidation price per common share. Vesting of the Award Shares is contingent upon the recipient’s continuous employment with the Company through a Liquidation Event. The Liquidation Event represents a performance condition that is not probable of occurring until it has occurred, and therefore no compensation expense will be recorded, nor inclusion of the shares within the basic and diluted net income (loss) per share calculations, until the occurrence of a Liquidation Event. The Award Shares have a grant date fair value of $3.28 per share.

10.	STOCK WARRANTS

As of March 31, 2021 and December 31, 2020, warrants to purchase 722,260 shares of common stock issued in 2014 had vested to a former lender and investor and remain exercisable. Such warrants are exercisable at a price of $0.49 per share and may be exercised through June of 2024. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

As of March 31, 2020 and December 31, 2020, warrants to purchase 1,084,618 shares of common stock issued in 2017 to a new investor remain exercisable. Such warrants are exercisable at a price of $1.7084 per share and may be exercised through April of 2022. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

As of March 31, 2021 and December 31, 2020, warrants to purchase 36,417 shares of common stock that were issued in 2018 to current investors are outstanding and remain exercisable. Such warrants are exercisable at a price of $0.01 per share and may be exercised through April 2023. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

As of March 31, 2021 and December 31, 2020, warrants to purchase 3,637,536 shares of common stock that were issued in 2019 to current investors are outstanding and remain exercisable. Such warrants are exercisable at a price of $0.01 per share and may be exercised through April 2024. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

The remaining 1,241,675 common share warrants were issued in conjunction with the $2,500 of additional convertible notes payable issued in 2019. Due to these warrants being issued in connection with the convertible notes, a beneficial conversion feature was recognized on the issuance date of the instruments. The balance related to this feature was extinguished upon the conversion of the related convertible notes. In accordance with ASC 470-20, a beneficial conversion feature exists if the conversion price is less than the fair value of the shares into which the instrument is convertible at the commitment date. In February and March 2019, when the $2,500 of additional convertible notes were issued, the preferred stock price at fair value was $1.7084. This was greater than the conversion prices of $1.6051 and $1.6068 for the February and March issuances, respectively. This difference multiplied by the number of shares issued was calculated at $151 and recorded as additional paid in capital. Both groups of warrants may be exercised through May 2024. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

As of March 31, 2021 and December 31, 2020, there were 5,480,831 common share warrants outstanding.

On December 4, 2020, the Company issued a warrant to purchase 4,988,719 Series C-1 Convertible Preferred Shares in conjunction with the issuance of the $50,000 term loan. The warrant has an exercise price of $0.01 per share and becomes exercisable upon the earlier of June 30, 2021 or one minute prior to the occurrence of a liquidation event, which includes a SPAC transaction. The warrant will terminate upon the earlier of December 4, 2027, or immediately prior to the occurrence of a liquidation event, which includes a SPAC transaction. The warrant is carried at its fair value because there are certain put rights that may obligate the Company to repurchase the warrant in the future, based on events that are outside of the control of the Company. The warrant is presented within the Other liabilities line item of the balance sheet. As of March 31, 2021 and December 31, 2020, there are 4,988,719 Series C-1 Convertible Preferred Share Warrants outstanding.

11.	INCOME TAXES

For the three months ended March 31, 2021 and 2020, the Company recorded income tax provisions of $1,825 and $79, respectively. The provisions for the three months ended March 31, 2021 and 2020 relates predominately to state income taxes due to the Company’s expected profitability for the year. The Company recorded a federal tax loss fully related to its U.S.-based jurisdictions for the three months ended March 31, 2021 and 2020, and since it maintains a full valuation allowance on all deferred tax assets, the Company recorded no provision for federal income tax or benefit during the three months ended March 31, 2021 and 2020.

As of December 31, 2020, the Company had a U.S. federal net operating loss carryforward of $113.7 million that expires at various dates from 2032 through 2037 and includes $78.0 million that have an unlimited carryforward period. As of December 31, 2020, the Company has U.S. state and local net operating loss carryforwards of $29.1 million that expire at various dates from 2023 through 2040 and includes $4.3 million that have an unlimited carryforward period.

In evaluating its ability to realize its net deferred tax assets, the Company considered all available positive and negative evidence, such as past operating results, forecasted earnings, prudent and feasible tax planning strategies, and the future realization of the tax benefits of existing temporary differences. The Company remains in a cumulative pre-tax loss for the 36 months ended March 31, 2021 and determined that it is more likely than not that its net deferred tax assets will not be realized. The Company continues to maintain a full valuation allowance as of March 31, 2021 and December 31, 2020. It is possible that the Company will achieve profitability to enable the release of some or all of its valuation allowance.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examinations by federal, state and local jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from 2017 to the present. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state and local tax authorities to the extent utilized in a future period.

12.	REEDEMABLE CONVERTIBLE PREFERRED STOCK

During 2019, the Company converted all outstanding Series A, Series A-1, Series A-2, Series B, Series B-1, and Series B-2 redeemable convertible preferred stock to Series C redeemable convertible preferred stock by issuing on a 1:1 ratio 24,773,767 Series C redeemable convertible preferred stock. Additionally, the Company issued 17,061,472 Series C redeemable convertible preferred stock valued at $6,062 to execute the conversion feature of the outstanding convertible notes. Lastly, the Company raised additional equity of $9,506 by issuing 26,754,674 of Series C redeemable convertible preferred stock.

Upon issuance of the Series C redeemable convertible preferred stock, the Company determined that the down round financing triggered a contingent beneficial conversion feature for certain previously issued share classes. In accordance with ASC 470, the Company recorded the beneficial conversion feature as a reduction to additional paid-in-capital. Given that the redeemable convertible preferred stock were readily convertible at the discretion of the investors, the Company immediately amortized the beneficial conversion feature through accumulated deficit.

Redeemable convertible preferred stock consist of the following:

March 31, 2021 and December 31, 2020
		Preferred	Average
	Preferred	Shares	Issuance
	Shares	Issued and	Price	Liquidation	Carrying
	Authorized	Outstanding	Per Share	Preference	Value
Series C	95,415,981	68,589,913	$0.753892	$51,709	$49,894

The holders of redeemable convertible preferred stock have various rights and preferences as follows:

Voting – Each share of preferred stock entitled the holder to the number of votes equal to the number of whole shares of common stock into which each share is convertible at the time of the vote.

The holders of record of the Series C redeemable convertible preferred stock, voting as a separate class, shall be entitled to elect three (3) members of the Company’s board of directors. The holders of record of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Company’s board of directors.

Dividends – The holders of Series C redeemable convertible preferred stock, in preference to the holders of Common Stock, shall be entitled to receive, as and if declared by the Board of Directors, but only out of funds that are legally available therefore, non-cumulative cash dividends at the rate of 8% of the original issue price of each outstanding share of Series C redeemable convertible preferred stock.

Liquidation Preference – In the event of any liquidation, dissolution, or winding-up of the Company, the holders of Series C redeemable convertible preferred stock shall be entitled to receive, ratably, prior and in preference to any distribution of the assets or funds of the Company to the holders of common stock, an amount equal to the original issuance price per share plus any accrued and unpaid dividends. If the Company has insufficient assets to permit payment of the Liquidation Preference in full to the holders of the Series C redeemable convertible preferred stock, then the assets of the Company shall be distributed ratably to the Series C preferred stockholders in proportion to the Liquidation Preference that such holders would otherwise be entitled to receive.

After payment of the Liquidation Preference to the holders of Series C redeemable convertible preferred stock, the remaining assets of the Company shall be distributed ratably to the holders of common stock.

Redemption – Series C redeemable convertible preferred stock do not contain any mandatory redemption provisions. In accordance with ASC Topic 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities, preferred stock issued with redemption provisions that are outside of the control of the Company or that contain certain redemption rights in a deemed liquidation event is required to be classified as temporary equity in the mezzanine section of the balance sheets. Series C redeemable convertible preferred stock are redeemable upon the occurrence of a deemed liquidation event, which is outside of the control of the Company. Therefore, these shares are classified as temporary equity.

Conversion – Each share of convertible redeemable preferred stock is convertible at the option of the holder, at any time after the date of issuance of each share, into shares of common stock as is determined by dividing the original purchase price of preferred stock by the conversion price in effect at the time of conversion. As of March 31, 2021, the 68,589,913 shares of Series C redeemable convertible preferred stock were convertible into 69,389,530 shares of Common stock.

Each share of redeemable convertible preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon the earlier of (i) the affirmative election of the holders of a majority of the outstanding shares of Series C redeemable convertible preferred stock, voting together as a single class on an as-if converted basis; or (ii) upon the closing of a firmly committed underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Company in which the price per share is at least three times the original issue price of the Series B-1 redeemable convertible preferred stock, and the gross cash proceeds to the Company before any underwriting discounts, commissions, fees and expense are at least $40,000. Upon such automatic conversion, any declared but unpaid dividends shall be paid.

13.	COMMON STOCK

The Company had reserved shares of common stock for issuance in connection with the following:

	March 31, 2021	December 31, 2020
Conversion of outstanding shares of Series C Preferred Stock	69,389,530	69,389,530
Stock options outstanding under the Stock Incentive Plan	10,921,537	11,180,731
Common share warrants outstanding	5,480,831	5,480,831
Series C-1 convertible preferred share warrants outstanding	4,988,719	4,988,719
Unvested restricted stock units	19,000,000	19,000,000
Shares available for future grant under the Stock Incentive Plan	219,438	217,688
Total	110,000,055	110,257,499

14.	NET INCOME PER SHARE

The following table sets forth the computation of net income per common share:

	Three months ended March 31,
	2021	2020
Net income per share
Numerator
Net Income	8,090	3,670
Income Allocated to Preferred Shareholders	(7,395)	(3,377)
Numerator for basic and diluted net income per share	695	293

Denominator
Denominator for basic net income per weighted average common shares	9,650,717	8,686,478
Effect of dilutive securities
Common stock warrants	5,186,007	4,738,704
Convertible preferred warrants	4,988,719	-
Stock options	10,589,093	10,442,053
Denominator for diluted net income per weighted average common shares	30,414,536	23,867,235

Net income per common share
Basic	$0.07	$0.03
Diluted	$0.02	$0.01

The Company’s Series C redeemable convertible preferred stock are participating securities, which requires the application of the two-class method to calculate basic and diluted net income per share. Under the two-class method, undistributed earnings are allocated to common stock and participating securities according to their respective participating rights in undistributed earnings as if all earnings for the period had been distributed. Basic net income per common share is computed by dividing the net income attributable to common stockholders by the weighted average number of common shares outstanding during the period. Net income attributable to common stockholders is reduced by an 8% dividend per annum that preferred stockholders would receive prior to any dividend distributions to common shareholders. Preferred shareholders would also receive dividends on a 1:1 basis with common stockholders after their 8% per annum dividend was received. No allocation of undistributed earnings to participating securities was performed for periods with net losses as such securities do not have a contractual obligation to share in the losses of the Company.

The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net income per share for the periods indicated because including them would have had an anti-dilutive effect:

	Three Months Ended March 31,
	2021	2020
Redeemable convertible preferred stock (as converted to common shares)	69,389,533	69,389,533
Unvested restricted stock units	19,000,000	-
Total common stock equivalents	88,389,533	69,389,533

The Company’s restricted stock units are considered participating securities but will only vest upon the occurrence of a liquidity event, therefore their participation right has been included within the calculation of net income available to common shareholders, but the weighted average restricted stock units outstanding as of March 31, 2021 have been excluded from the denominator of basic and diluted net income per share for the three months ended March 31, 2021.

15.	COMMITMENTS AND CONTINGENCIES

Leases—The Company leases office space in Plano, TX and New York, NY under operating leases with non-cancelable lease terms that end September 2023. These amounts are included in general and administrative expenses. The following is a schedule of future minimum lease payments required under the non-cancelable leases as of March 31, 2021:

Years Ending December 31,
2021 (remaining 9 months)	$375
2022	511
2023	407
2024	334
2025	170
Thereafter	-
Total future minimum lease payments	$1,797

Rent expense for operating leases for the three months ended March 31, 2021 and 2020 were $161 and $176, respectively.

Litigation risk— From time to time, the Company may become involved in various legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate liability, if any, from these actions will not have a material effect on its financial condition or results of operations. The Company is not currently aware of any indemnification or other claims and has not accrued any liabilities related to such obligations in the consolidated financial statements as of March 31, 2021 and December 31, 2020.

16.	RELATED-PARTY TRANSACTIONS

Certain debt facilities of the Company were with related parties that are more fully described in Notes 7 and 8 above. Total interest paid to related parties was $1,239 for the three months ended March 31, 2020. No interest was paid to related parties during the three months ended March 31, 2021.

17.	SUBSEQUENT EVENTS

The Company evaluated subsequent events from March 31, 2021, the date of these consolidated financial statements, through June 14, 2021, which represents the date the consolidated financial statements were issued, for events requiring adjustment to or disclosure in these consolidated financial statements. Except as discussed below, there are no events that require adjustment to or disclosure in these consolidated financial statements.

DCA Litigation

On April 9, 2021, Daiwa Corporate Advisory LLC (formerly known as DCS Advisory LLC) (“DCA”), a financial advisory firm, served Katapult Group, Inc. with a summons and a complaint filed in the Supreme Court of the State of New York, New York County, in a matter bearing the index number 652164/2021. The complaint relates to a March 22, 2018 letter agreement (the “Letter Agreement”) entered into by DCS Advisory LLC and Cognical Inc. (now known as Katapult Group, Inc.). Among other things, DCA alleges that the Letter Agreement confers upon DCA (i) a right to act as the “exclusive financial advisor” with respect to certain transactions defined in the Letter Agreement, (ii) a right to a “Placement Fee” and/or “mutually-agreed upon fees” in connection with such advisory roles, and (iii) a right to a $100,000 termination fee payable in certain circumstances by Katapult Group, Inc. in the event that Katapult Group, Inc. terminated the Letter Agreement. For its first cause of action, DCA alleges that Katapult Group, Inc. “breached the Letter Agreement by failing and/or refusing to extend to DCA the opportunity to exercise its right of first refusal in connection with” the Transactions and the PIPE Investment. DCA seeks “damages in an amount to be determined at trial” with respect to this first cause of action. For its second cause of action, DCA alleges that, assuming Katapult Group, Inc. properly terminated the Letter Agreement in April 2019 (which DCA disputes), Katapult Group, Inc. “also breached the Letter Agreement by failing to pay DCA a termination fee when it terminated the Letter Agreement.” DCA seeks “damages in an amount to be determined at trial, but no less than $100,000,” with respect to this second cause of action. With respect to both causes of action, DCA also seeks attorneys’ fees and costs pursuant to the Letter Agreement, an award of pre- and post-judgment interest, and such other and further relief as the Court deems just and proper.”

On May 24, 2021, Katapult Group, Inc. filed its answer to the complaint and also asserted counterclaims against DCA for breach of contract and for breach of the duty of good faith and fair dealing. In connection with its counterclaims, Katapult Group, Inc. is seeking damages in the amount of approximately $10.6 million, as well as attorneys’ fees and costs. DCA filed its reply to Katapult Group, Inc.’s counterclaims on June 4, 2021. Katapult Group, Inc. disputes the allegations in DCA’s complaint and intends to vigorously defend against the claims.